EXHIBIT 10.18



                    CONSULTING AGREEMENT WITH STEVEN H. DONG

                              CONSULTING AGREEMENT



         This Consulting Agreement is made this 21st day of April, 1996 by and between Steven Dong, an individual at 1048 Irvine Ave., Ste. #306, Newport Beach, CA 92660 ("Consultant") and Hart Industries Inc., a Nevada corporation, with its principal offices at 2 Park Plaza, Suite 470, Irvine, California 92714 ("Client").

         WHEREAS,  Consultant is a Certified Public  Accountant and has over ten
(7) years of experience in accounting and in the audit of publicly-held companies; and

         WHEREAS, Client desires to retain the services of Consultant to serve as Client's Chief Financial Officer, and to advise Client's Board of Directors and its Audit Committee, and Consultant desires to serve Client on the terms and conditions set forth below:

1.       Engagement

         Client agrees to engage Consultant as its Chief Financial Officer, and to provide Client with advice and financial consulting services, on an as-needed basis, effective the date hereof and continuing through the Initial Consulting Period (as defined below).

2.       Scope of Services to be Provided

         Consultant hereby accepts the engagement on the terms and conditions set forth in the Agreement and agrees to provide the services which shall consist of establishing internal controls and procedures to effect accurate and timely preparation of financial statements and regulatory reports on Form 10-K, Form 10-Q and Form 8-K, and to be the individual responsible for the preparation, review and filing of such reports; establishing sales and disbursement systems; establishing payroll and inventory methods; assisting Client's Board of Directors in the analysis of business opportunities, and debt and equity financing proposals; preparing and/or timely reviewing of financial projections and preparing budget; preparing capital requirement forecasts and corporate finance requirements, the coordination of Client's audit, including preparation of audit schedules, confirmations, reports and responses to auditors; and, the performance of such additional duties as requested by Client's Board of Directors (collectively referred to herein as the "Services"). Consultant may not assign his duties hereunder unless agreed to in writing with Client. Consultant's failure to perform the Services shall be deemed a voluntary termination of this Agreement by Consultant pursuant to Paragraph 12 hereof.

3.       Term

         This Agreement shall have an initial term ending on June 30, 1996 (the "Initial Consulting Period"); thereafter, this Agreement will automatically be extended on a month to month basis (the "Extension Period") unless Consultant or Client shall serve written notice on the other party terminating the Agreement; provided, however, that Consultant and client shall agree in writing as to Consultant's continuing compensation. Notice to terminate shall be in writing and shall be delivered at least ten (10) days prior to the end of the Initial Consulting Period or any subsequent Extension Period as provided herein. In the event of termination pursuant to this Paragraph 3,

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         neither party shall have any further  rights or  obligations  hereunder
         after  the  effective  date  of  such  termination,   except  that  the
         obligation of Client to pay fees earned and to reimburse costs and expenses of Consultant incurred prior to the effective date of termination in performance of the Services shall continue until such fees, costs, and expenses are paid in full by Client.

4.       Time and Effort of Consultant

         Consultant shall devote that amount of working time, as necessary, on a monthly basis, to fulfilling his obligations under this Agreement. The particular amount of time may vary from day to day or week to week; provided however, that Consultant shall allocate and be available to Client for at least eight (8) hours per calendar month. Consultant agrees that he will at all times, faithfully and to the best of his experience, ability, and talents, perform all the duties required of him under this Agreement.

5.       Compensation

         Compensation to Consultant for the Services provided under this Agreement shall consist of the following:

         (A) For Services as Chief Financial Officer. During the term of the Agreement Consultant shall be paid a base fee for serving as Client's Chief Financial Officer, and providing advice regarding general financial and corporate affairs and growth strategy, at the rate of Ten Thousand Dollars ($10,000) per annum, with such fee to be paid bi-monthly in arrears in cash or in shares of Client's common stock (the "Fee Shares"), at Client's sole discretion.

         (B) Options. As incentive to execute this Agreement, Client grants to Consultant the option to purchase shares of Client's common stock (the "Option") consisting of 166,000 shares (the "Option Shares"), exercisable at a price of $.01 per share (the "Exercise Price"). Subject to Client's right to terminate, as defined in Paragraph 12 hereunder, the right of Consultant to exercise such Option will vest to Consultant monthly in arrears over the Initial Consulting Term beginning the date hereof.

6.       Registration of Client's Shares

         As soon as possible following the date hereof, Client will register the Option Shares, and the Fee Shares (if any) with the Securities and Exchange Commission under a Form S-8 registration statement. At
         Client's sole discretion, any such shares to be issued to Consultant may be issued prior to registration in reliance on exemptions from registration provided by Section 4(2) of the Securities Act of 1933 (the "Act"), Regulation D of the Act, and applicable state securities laws. Such shares shall be issued in reliance on representations and warranties of Consultant set forth herein.

7.       Costs and Expenses

         Unless otherwise agreed and approved in writing between Consultant and Client, all third party and out-of-pocket expenses, filing fees, copy, and mailing expenses incurred by Consultant

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         performing  Services  under this  Agreement are the  responsibility  of
         Consultant. Any expenses incurred with the previous approval of Client in carrying out the Services set forth under this Agreement shall be reimbursed by Client within thirty (30) days of written notice by Consultant.

8.       Place of Services

         Except as otherwise mutually agreed by Consultant and Client, the Services provided by Consultant hereunder will be performed primarily through Client's offices in Irvine, California, or such other place of business designated by Client as its principal office.

9.       Independent Contractor

         Consultant will act as an independent contractor in the performance of duties under this Agreement. Accordingly, Consultant will be responsible for payment of all federal, state, and local taxes on compensation paid under this Agreement, including income and social security taxes, unemployment insurance, and any other taxes or business license fees as may be required.
10.      No Agency Express or Implied

         This Agreement neither expressly nor impliedly creates a relationship of principal and agent between Consultant and Client. Consultant is not authorized to enter into any agreements on behalf of Client. Client expressly retains the right to approve, in its sole discretion, any and all transactions introduced by Consultant (if any) and to make all final decisions with respect to activities undertaken by Consultant related to this Agreement.

11.      Nondisclosure and Nonuse of Confidential Information

         Consultant acknowledges that non-public information concerning the finances, plans, strategies, and overall business operations of Client is highly confidential and proprietary to Client ("Confidential Information"). This Confidential Information includes, but is not limited to, the following:

         (A) Non-public information related to the business operations, including financial and accounting information, plans of operations, and potential mergers or acquisitions prior to the public announcement of Client;

         (B) Customer lists, call lists, and other non-public customer data of Client;

         (C) Memoranda, notes, records, sketches, plans, drawings, and any media used to store, communicate, transmit, record, or embody such Confidential Information of Client;

         (D) Information treated, marked, or otherwise identified by Client as confidential or as trade secrets.

         Consultant acknowledges that such Confidential Information represents a legitimate, valuable, and protectable interest of Client and gives Client a competitive advantage, which would otherwise be lost if the Confidential Information was improperly disclosed. Consultant further acknowledges that unauthorized or improper disclosure or use of Confidential Information would cause Client

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         irreparable  harm and injury.  Consultant  therefore  agrees  that,  in perpetuity or for as long as the Confidential Information remains confidential, he will not disclose or threaten to disclose the
         Confidential   Information   to  any  person,   partnership,   company,
         corporation, or to any other business or governmental organization or agency without the express written consent of Client, as the case may be. Consultant further agrees not to use or threaten to use the Confidential Information in any way that is not specifically authorized by, or otherwise contrary to the interests of Client, as the case may
         be.  Consultant   agrees  that   unauthorized   disclosure  or  use  of
         Confidential Information constitutes misappropriation of trade secrets and confidential information. Consultant further agrees that all ownership rights to the Confidential Information are held or retained by Client, as the case may be, and that no right of ownership shall pass to Consultant by virtue of this Agreement or the Services provided hereunder.

12.      Termination

         (A) Termination for Disability. If during the Initial Consulting Period, Consultant shall be unable to provide the services as set forth under this Agreement for twenty (20) business days because of illness, accident, or other incapacity, Client shall have the right to immediately terminate this Agreement upon written notice to Consultant after the end of any such 20-day period. Termination under this Paragraph 12(A) shall be effective upon receipt by Consultant of such written notice.

         (B) Death. In the event of Consultant's death, this Agreement and all rights and obligations hereunder shall immediately be terminated.

         (C) Termination for Cause. Client may, at its option, terminate this Agreement by giving written notice of termination to Consultant without prejudice to any other remedy to which the Client may be entitled either at law, in equity, or under this Agreement, if Consultant:

                   (i) Willfully breaches or neglects the duties, or fails to timely provide the Services as required under the terms of this Agreement;

                   (ii) Fails to promptly comply with and carry out the directives of Client's Board of Directors;

                   (iii) Commits any dishonest or unlawful act, in the judgment of Client's Board of Directors;

                   (iv) Engages in any conduct which disrupts the business of Client or any entity affiliated with Client;

                   (v) Fails to produce work product which, in the judgment of Client's Board of Directors, is necessary for Client to comply with requests from auditors or Consultant's successor, or to timely file reports required of it.

                   (vi) Is found to have engaged in conduct, prior to or subsequent to the date hereof, that may preclude Client from obtaining any local, state or federal regulatory approval

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                          of Client's intent, or application for a license,  to
                          own an interest in or to operate any regulated business.

                   (D) Termination Other Than For Cause. This Agreement shall terminate immediately on the occurrence of any one of the following events:

                   (i) The occurrence of circumstances, in the judgment of Client's Board of Directors, that make it impracticable for Client to continue its present line of business;

                   (ii) The decision of and upon notice by Consultant to voluntarily terminate this Agreement;

                  (iii)    The loss by Consultant of legal capacity;

                   (iv) If either party files a petition in a court of bankruptcy or is adjudicated a bankrupt;

                   (v) If either party institutes, or has instituted against it any bankruptcy proceeding for reorganization for rearrangement of the party's financial affairs;

                   (vi) If either party has a receiver of the party's assets or property appointed because of insolvency;

                   (vii) If either party makes a general assignment for the benefit of creditors; or

                  (viii) If either party otherwise becomes insolvent or unable to timely satisfy all obligations in the ordinary course of business.

         (E) Effect of Termination on Compensation. In the event of the termination of this Agreement Other Than for Cause prior to the expiration of the Initial Consulting Period, Consultant shall be entitled to the compensation earned, and to exercise by appropriate payment therefore the Option Shares exercisable prior to the date of termination as provided for in this
                  Agreement. Consultant shall be entitled to no further compensation after the date of termination.

13.      Representations and Warranties of Client

         Client represents and warrants to Consultant that:

         (A) Corporate Existence. Client is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, with corporate power to own property and carry on its business as it is now being conducted.

         (B) Financial Information. Client has or will cause to be delivered concurrently with the execution of this Agreement, copies of the Disclosure Documents (as defined in Paragraph 14(D)(1)) which accurately set forth the financial condition of Client as of the respective dates of such documents.


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          (C)       Capitalization.  The  capitalization of Client is, as of the date hereof, comprised of Thirty -------------- Million (30,000,000) shares of authorized $.01 par value common
                    stock  of  which  no  more   than   Twenty   Eight   Million
                    (28,000,000)  shares are issued  and  outstanding,  with Two
                    Hundred  Fifty  Thousand   (250,000)   shares  of  Series  B
                    Convertible  Preferred  Stock  issued  and  outstanding  and
                    Eighteen  Million  (18,000,000)   Warrants  and  Options  to
                    purchase common stock which, upon exercise will result in at least Eighteen Million (18,000,000) additional shares of common stock being issued. All issued and outstanding shares are legally issued, fully paid, and nonassessable, and are not issued in violation of the preemptive or other right of any person.

          (D) No Conflict. This Agreement has been duly executed by Client and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which Client is a party or to which Client is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which Client is subject.

          (E) Full Disclosure. The information concerning Client provided to Consultant pursuant to this Agreement is, to the best of Client's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

          (F) Date of Representations and Warranties. Each of the representations and warranties of Client set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

14.      Representations and Warranties of Consultant

         Consultant represents and warrants to Client that:

         (A) Prior Experience. Consultant has extensive experience in the area of auditing publicly-held companies and the preparation of financial statements, establishment of internal control procedures, tax planning, debt and equity financing, budgeting and capital requirement analysis.

         (B) No Conflict. This Agreement has been duly executed by Consultant and the execution and performance of this Agreement will not violate, or result in a breach of, or constitute a default in any agreement, instrument, judgment, decree or order to which Consultant is a party or to which Consultant is subject, nor will such execution and performance constitute a violation or conflict of any fiduciary duty to which Consultant is subject.

         (C) No Litigation. Consultant is not a defendant, nor plaintiff against whom a counterclaim has been asserted, in any litigation, pending or threatened, nor has any material claim been made or asserted against Consultant, nor are there any proceedings threatened or pending before any U.S. or other territorial, federal, state or municipal government, or any department, board, body or agency thereof, involving as of the date hereof, that may

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                    entitle   a  successful  litigant  to a claim  against  any
                    assets of Consultant, or interfere in any way with the duties of Consultant hereunder.

          (D) Registration and/or Exemption of Client's Shares. Consultant understands and acknowledges that the Option Shares issued and any Fee Shares issued pursuant to this Agreement prior to registration will be so issued in reliance on the exemptions from registration provided by Section 4(2) or Regulation D of the Act and applicable state securities laws. Representations and warranties by Consultant in this Paragraph will be used and relied upon by Client to determine whether any issuance of such shares may be made to Consultant pursuant hereto, and Consultant will notify Client immediately of any material changes to the representations made herein. In this regard, Consultant represents and warrants that:

                    (1) Consultant has been furnished with a copy of Client's most recent Annual Report on Form 10-KSB and 10-K and all reports or documents required to be filed under Sections 13(a), 14(a), and 15(d) of the Securities and Exchange Act of 1934 ("Exchange Act"), including but not limited to quarterly reports on Form 10-QSB or 10-Q, Current Reports on Form 8-K, and Proxy Statement (the "Disclosure Documents"). In addition, Consultant has been furnished with a description of Client's capital structure and any material changes in Client's financial condition that may not have been disclosed in the Disclosure Documents.

                    (2) Consultant has had the opportunity to ask questions and receive answers concerning the terms and conditions of Client's shares to be issued pursuant to this Agreement, and to obtain any additional information which Client possesses or can acquire without unreasonable effort or expense necessary to verify the accuracy of information furnished under this Paragraph.

                    (3) By reason of Consultant's knowledge and experience in financial and business matters in general, and investments in particular, Consultant is capable of evaluating the merits and risks of this transaction and in bearing the economic risks of an investment in Client's shares, and Client in general, and fully understand the speculative nature of such securities and the possibility of such loss.

                    (4) Consultant is fully aware that any of Client's shares issued to Consultant pursuant to this Agreement prior to registration will be "Restricted Securities" as defined by Rule 144 of the Act, and that any resale of such shares by Consultant may be governed by Rule 144.

                    (6) Consultant will not sell, transfer or otherwise dispose of any of Client's shares issued pursuant to this Agreement prior to registration except in compliance with the Act.

                    (7) Any and all certificates representing any of Client's shares issued pursuant to this Agreement issued prior to registration of such shares, and any and all securities

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                         issued in replacement thereof or in exchange therefore,
                         shall bear the following legend:

                                    "The shares  represented by this certificate
                                    have   not   been   registered   under   the
                                    Securities  Act of 1933 (the  "Act") and are
                                    "restricted  securities"  as  that  term  is
                                    defined  in Rule  144  under  the  Act.  The
                                    shares may not be offered for sale, sold, or
                                    otherwise  transferred except pursuant to an
                                    effective  Registration  Statement under the
                                    Act  or  pursuant  to  an   exemption   from
                                    registration under the Act, the availability
                                    of  which  is  to  be   established  to  the
                                    satisfaction of the Company."

         (E) Full Disclosure. Consultant's resume, and all other information concerning Consultant provided to Client pursuant to this Agreement is, to the best of Consultant's knowledge and belief, complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

         (F)      Non-Compete and Related Agreements.

                  Consultant agrees that during the Non-competition Period (as herein defined), unless otherwise agreed with Client in writing, he will not:

                  (i) directly or indirectly own, manage, control, participate in, lend his name to, act as consultant or advisor to, or render services to (alone or in association with any other person, firm, corporation or other business organization) any person or entity engaged in any business similar to or related in any way to the business conducted by Client anywhere within the continental United States,

                  (ii) have any interest directly or indirectly in any business engaged in any business similar to or related in any way to the business conducted by Client (provided that nothing herein will prevent Consultant from owning in the aggregate not more than five percent (5%) of the outstanding stock of any class of a corporation engaged in the business which is publicly traded, so long as Consultant has not participated in the management or conduct of business of such corporation),

                  (iii) induce or attempt to induce any other employee of the Client to leave the employ of the Client or its affiliates, or in any way interfere with the relationship between the Client and any other employee of Client or its affiliates, or

                  (iv) induce or attempt to induce any customer, supplier, franchisee, licensee, or other business relation of Client or any affiliate of Client to cease doing business with the Client or any affiliate of Client, or in any way interfere with the relationship between any customer, franchisee or other business relation and Client or any affiliate of Client, without the prior written consent of Client's Board of Directors.



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                  For purposes of this Agreement, "Non-competition Period" shall mean the period commencing as of the date hereof and ending on the second anniversary of the date on which Consultant shall
                  not  be  engaged  by  Client;   provided  that  in  the  event
                  Consultant's engagement hereunder is terminated by Client for any reason other than Cause or other than as provided in Paragraph 12 above, "Non-competition Period" shall mean the period commencing as of the date hereof and ending on the second anniversary date of the termination hereof.

                  (ii) If, at the time of enforcement of any provisions of Paragraph 12 above, a court of competent jurisdiction holds that the restrictions stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period or scope reasonable under such circumstances will be substituted for the stated period or scope.

                  (iii) Consultant agrees that the covenants made in this Paragraph shall be construed as an agreement independent of any other provision of this Agreement, and shall survive the termination of this Agreement for a period of two (2) years.

         (G) Soliciting Customers After Termination of Agreement. Consultant shall not for a period two (2) years immediately following the termination of his engagement with Client, either directly or indirectly:

                    (i) make known to any person, firm or corporation the names or addresses of any of the customers of Client or any other information pertaining to them; or,

                    (ii) call on, solicit, or take away, attempt to call on, solicit, to take away any of the customers of Client on whom the Consultant called or became acquainted with during its engagement with Client, either for itself or for any other person, firm or corporation.

         (H) Date of Representations and Warranties. Each of the representations and warranties of Consultant set forth in this Agreement is true and correct at and as of the date of execution of this Agreement.

15.      Indemnification

         Client and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from a breach of any representation, warranty, covenant, condition, or agreement of the other party to this Agreement.

16.      Agreement Does not Contemplate Corrupt Practice - Domestic or Foreign

         Any and all payments under this Agreement constitute compensation for services performed and this Agreement and all payments and the use of the payments by Consultant, do not and shall not constitute an offer, payment, or promise or authorization of payment of any money or gift to an

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                                      - 9 -
         official or political party of, or candidate for political office in any jurisdiction within or outside the United States. These payments may not be used to influence any act or decision of an official, party or candidate to use his/her/its influence with a government to assist Client in obtaining, retaining, or directing business to Client, or any person or other corporate entity. As used in this paragraph, the term "official" means any officer or employee of a government, or any person acting in an official capacity for or on behalf of any government; the term "government" includes any department, agency, or instrumentality of a government.

17.      Inside Information - Securities Laws Violations

         In the course of the performance of his duties, Consultant may become aware of information which may be considered "inside information" within the meaning of the Federal Securities Laws, Rules and Regulations. Consultant acknowledges that his use of such information to purchase or sell securities of Client, or its affiliates, or to transmit such information to any other party with a view to buy, sell or otherwise deal in the securities of Client or its affiliates is prohibited by law and would constitute a breach of this Agreement and notwithstanding the provisions of this Agreement, will result in the immediate termination of the Agreement.

18.      Exclusive Services

         Consultant agrees that the Services to be provided hereunder are exclusive and, accordingly, Consultant shall not render services of the same nature or of a similar nature to any other individual or entity during the term hereof without the written consent of Client; provided that, if Consultant wishes to consult to or provide services to any other party, Consultant may voluntarily terminate this Agreement at any time pursuant and subject to the provisions of Paragraph 12 hereof. On the other hand, Consultant understands and agrees that Client shall not be prevented or barred from retaining other persons or entities to provide services of the same or similar nature as those provided by Consultant.

19.      Specific Performance

         Consultant and Client acknowledge that in the event of a breach of this Agreement by either party, money damages would be inadequate and the non-breaching party would have no adequate remedy at law. Accordingly, in the event of any controversy concerning the rights or obligations under this Agreement, such rights or obligations shall be enforceable in a court of equity by a decree of specific performance. Such remedy, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled.

20.      Miscellaneous

         (A) Subsequent Events. Consultant and Client each agree to notify the other party if, subsequent to the date of this Agreement, either party incurs obligations which could compromise their efforts and obligations under this Agreement.

         (B) Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.


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                                     - 10 -

         (C) Further Actions and Assurances. At any time and from time to time, each party agrees, at its or their expense, to take actions and to execute and deliver documents a may be reasonably necessary to effectuate the purposes of this Agreement.

         (D) Waiver. Any failure of any party to this Agreement to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed. The failure of any party to this Agreement to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision or a waiver of the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

         (E) Assignment. Neither this Agreement nor any right created by it shall be assignable by Consultant without the prior written consent of Client.

         (F) Notices. Any notice or other communication required or permitted by this Agreement must be in writing and shall be deemed to be properly given when delivered in person to an officer of the other party, when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with a public telegraph company for transmittal, or when sent by facsimile transmission charges prepared, provided that the communication is addressed:

                  (1)      In the case of Client:

                           Hart Industries Inc.
                           2 Park Plaza, Suite 470
                           Irvine, California  92714
                           Telephone:       (714) 833-2094
                           Telefax:         (714) 833-7854

                  (2)      In the case of Consultant:

                           Steven Dong
                           1048 Irvine Ave., Ste. 306
                           Newport Beach, California 92660
                           Telephone:       (714) 287-0194
                           Telefax:         (714) 645-7610

                  or to such other person or address designated by Client or Consultant to receive notice.

         (G) Headings. The paragraph and subparagraph headings in this agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (H) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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                                     - 11 -

         (I) Governing Law. This Agreement was negotiated and is being contracted for in the State of California, and shall be governed by the laws of the State of California, notwithstanding any conflict-of-law provision to the contrary.

         (J) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors, and assigns.

         (K) Entire Agreement. This Agreement contains the entire agreement between the parties hereto and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter of this Agreement. No oral understan dings, statements, promises, or inducements contrary to the terms of this Agreement exist. No representations, warranties, covenants, or conditions, express or implied, other than as set forth herein, have been made by any party.

         (L) Severability. If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

         (M) Facsimile Counterparts. A facsimile, telecopy, or other reproduction of this Agreement may be executed by one or more parties hereto and such executed copy may be delivered by facsimile of similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

         (N) Termination of Any Prior Agreements. Effective the date hereof, all prior rights of Consultant relating to the accrual or payment of any form of compensation or other benefits from Client based upon any agreements other than this Agreement, whether written or oral, entered into prior to the date hereof, are hereby terminated.

         (O) Consolidation or Merger. Subject to the provisions of Paragraph 12 hereof, in the event of a sale of the stock, or substantially all of the stock, of Client, or consolidation or merger of Client with or into another corporation or entity, or the sale of substantially all of the operating assets of the Client to another corporation, entity or individual, Client may assign its rights and obligations under this
                  Agreement to its successor-in-interest and such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of Client hereunder; provided, however, that in no event shall the duties and services of Consultant provided for in Paragraph 2 hereof, or the responsibilities, authority or powers commensurate therewith, change in any material respect as a result of such sale of stock, consolidation, merger or sale of assets.

         (P) Time is of the Essence. Time is of the essence of this Agreement and of each and every provision hereof.



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                                     - 12 -

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date above written.

                                        "Consultant"



August----, 1996                        /s/  Steven H. Dong
                                        ---------------------------------------
                                             Steven H. Dong



                                        "Client"

                                        HART INDUSTRIES INC.
                                        a Nevada corporation



                                        By:------------------------------------
                                           Name:  Fred G. Luke
                                           Title: President

                                                          [HART\AGR:DONGCON.AGR]
                                     - 13 -